Exhibit 10.1

NEWTON GOLF

— Play Smarter –

June 9, 2025

Jeff Clayborne

Dear Jeff,

It is our pleasure to offer you employment with Newton Golf Co. (the “Company”) to be its next Chief Financial Officer.

This letter agreement sets forth the key terms of your employment offer:

Start Date:	We anticipate your employment start date and the date of your appointment as Chief Financial Officer to be June 16, 2025.

Duties:	As the Company’s Chief Financial Officer, you will report to the Company’s Executive Chairman and Chief Executive Officer. You shall serve the Company faithfully and to the best of your ability and shall at all times act in accordance with the law. You also shall devote your full working time, attention and efforts to performing your duties and responsibilities under this letter agreement and advancing the Company’s business interests. You shall not, without advance written approval from the Board, engage in other business activities during your employment with the Company that prevents you from fulfilling your duties or responsibilities to the Company. You may serve on corporate, civic or charitable boards subject to the Board’s approval, provided that approval to join a civic or charitable board shall not be unreasonably withheld.

Base Salary:	Your annualized base salary will be $225,000, payable in accordance with the Company’s normal payroll practices and procedures and subject to applicable withholdings.

Short-Term Incentive:	Your annual target short-term cash incentive bonus opportunity will be 75% of your annualized base salary ($168,750) (the “Target Bonus”) with a threshold level payout of 50% of the Target Bonus and a maximum payout of 125% of the Target Bonus. Your actual earned short-term incentive bonus shall be determined in accordance with the Company’s Annual Incentive Plan under the same terms applicable to the other executives of the Company. Your earned short-term cash incentive bonus for fiscal year 2025 will be pro-rated based on the number of calendar days you are employed by the Company from your employment start date through December 31, 2025.

Signing Bonus:	You will receive a one-time signing bonus of $50,000, less applicable withholdings, payable to you within thirty (30) calendar days after your employment start date. If your employment ends prior to the one (1)-year anniversary of your employment start date for any reason, then you must repay the net after-tax amount of the signing bonus to the Company within thirty calendar (30) days after your last day of employment with the Company.

Long-Term Incentives:

New Hire Equity Grant. Subject to shareholder approval of an amended and restated 2022 Equity Plan, with such amendment to include additional shares, at the 2025 Annual meeting (the “Shareholder Approval”) and approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), you will receive an initial award of performance stock units (the “PSUs”) subject to the 2022 Equity Plan having an aggregate value equal to $275,000 (the “New Hire Value”) to be effective on the date of Shareholder Approval (the “Grant Date”). The number of shares subject to the PSUs will be determined by dividing the New Hire Value by the closing price of a share of the Company’s common stock on the trading day prior to the Grant Date and rounding down to the nearest whole number. The terms and conditions of such PSUs will be as set forth in the Company’s standard form of award agreement (the “Award Agreement”) under the 2022 Equity Plan. Except as expressly specified below, in the case of a conflict between the Award Agreement or the terms of the 2022 Equity Plan, the Award Agreement or 2022 Equity Plan will control.

The vesting date of the PSUs will be thirty-six (36) months following the Grant Date (the “Vesting Date”), and vesting will be conditioned upon your service and the Company meeting market capitalization goals (the increase in market capitalization from the Grant Date to the Vesting Date), which will be set by the Committee prior to the Grant Date. Subject to your continued service with the Company until the Vesting Date, half of the PSUs will vest if a designated level of achievement is reached (threshold performance), and the other half will vest based on a higher level of achievement (target performance). If you resign or are terminated for cause (as defined in the 2022 Equity Plan) prior to the Vesting Date, all of the PSUs will be forfeited. The service requirement will not apply in the event that the Company terminates you without cause or due to death or disability (as defined in the 2022 Equity Plan) prior to the Vesting Date; in that case, the PSUs will continue to vest (or not) based on the Company’s market capitalization at the Vesting Date, with the amount that will vest based on performance prorated for the portion of the 36-month period that you provided service to the Company. In addition, in the event of a change in control (as defined in the 2022 Equity Plan) or IPO prior to the Vesting Date, all of the PSUs will fully vest upon such event based on deemed target performance and become payable shortly after the date of the change in control or IPO.

Cash LTIP. In the event that Shareholder Approval is not obtained in 2025, or if sufficient shares are not available for the entire RSU grant, then in lieu of the entire grant of PSUs, you will be awarded a 2025 Cash LTIP award, pursuant to the terms of the Cash LTIP plan documents, of $275,000 on the Grant Date. Such Cash LTIP award will be subject to the same vesting conditions as described above for the PSUs.

Annual Grants. Beginning in 2026, subject to Shareholder Approval, annual equity grants will be determined by the Committee and will be subject to the same terms and conditions as comparable awards to the Company’s other executive officers. Annual equity grants for 2026 and 2027 are expected to be valued at 75% of your annual base salary.

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Stipend:	You will receive an additional stipend of $1,100 until the Company has its own health insurance group plan, following your employment start date, payable in accordance with the Company’s normal payroll practices and procedures and subject to applicable withholdings. This period should not exceed 12 months.

Vacation/PTO:	You will be eligible for the Company’s paid time-off policy included as part of the Company’s customary benefits for executive officers.

Benefits:	You will be eligible to participate in the various employee benefit plans offered by the Company from time to time, subject to the eligibility and other provisions of those plans and as such plans may be amended from time to time.

Business Expenses:	You will be reimbursed for all legitimate and necessary business expenses, including mileage, in accordance with the Company’s normal reimbursement policies and procedures.

Taxes:	All forms of compensation you receive in connection with your employment with the Company are subject to applicable withholdings and payroll taxes and all other deductions required by law.

Company Policies and Confidentiality:

As a Company employee, you must comply with all applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, compensation recoupment, stock ownership and trading, non-discrimination, anti-harassment, and confidentiality and protection of trade secrets.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Classification:	Full time; exempt. As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions:

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. We are required by federal law to examine documentation of your eligibility to work in the United States within three business days after you begin work.

As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

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At-Will Employment:	Your employment with the Company will be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, with or without cause and with or without notice. Although other terms and conditions of your employment may change, this at-will employment relationship will remain in effect throughout your employment with the Company. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Chief Executive Officer of the Company.

Arbitration:	To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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Entire Agreement:	This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written.

Acceptance:	To accept the Company’s employment offer, please execute this letter agreement and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by [DATE], 2025. This letter agreement may be executed in any number of counterparts (including by means of PDF, DocuSign or other electronic signature pages), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Note that this employment offer is being provided to you in consideration for your agreement to the restrictions contained in the Employee Confidential Information and Inventions Assignment, and therefore if you fail to sign and return those signed agreements the Company will not employ you. Also, under the Immigration Reform and Control Act, within three business days of beginning employment with the Company you will need to supply acceptable documentation (as noted on Form I-9) of your identity and work authorization.

By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement which would prevent you from accepting or performing services for the Company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the Company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

You are, of course, encouraged to seek your own legal advice on any of the matters discussed above.

[Remainder of Page Left Intentionally Blank]

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We look forward to you joining the Company! If you have any questions regarding this offer, please do not hesitate to contact me.

Sincerely,

Newton Golf Co.

/s/ Greg Campbell
By:	Greg Campbell
Its:	Executive Chairman and Chief Executive Officer

I have read and accept the terms of this offer of employment with the Company.

/s/ Jeff Clayborne
Jeff Clayborne

Date: June 9, 2025

Enclosures:	Employee Confidential Information and Inventions Assignment Agreement

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